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Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No.333-144889) on Form S-4 (Amendment No. 3) of Echo Healthcare Acquisition Corp. of our report dated June 12, 2007, except for Note 3 as to which the date is August 29, 2007, relating to our audits of the financial statements of Brentwood Pet Clinic, Inc. as of August 31, 2006, December 31, 2005 and 2004 and for the eight months ended August 31, 2006 and the years ended December 31, 2005 and 2004.

We also consent to the reference to our firm under the captions “Experts” in this Prospectus.

/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
November 6, 2007